Our File No.	1013544-266614

July 1, 2019

Juva Life Inc.
885 West Georgia Street, Suite 1500
Vancouver, British Columbia
Canada  V6C 3E8
Attn: Board of Directors

Dear Sirs:
Re:	Juva Life Inc.
We have acted as Canadian counsel to Juva Life Inc., a British Columbia corporation (the "Company"), in connection with the Company's filing of an offering statement on Form 1-A filed on the date hereof (the "Offering Statement") with the Securities and Exchange Commission (the "SEC") pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the "Act").  The Offering Statement contemplates the offering (the "Offering") of up to 57,000,000 units (the "Units") of the Company to raise an aggregate total of US$28,500,000.
Each Unit consists of (i) one common share in the capital of the Company, with no par value per share (each, a "Share"), for an aggregate of up to 57,000,000 Shares, and (ii) one-half of one common share purchase warrant (each whole warrant, a "Warrant"), for an aggregate of up to 28,500,000 Warrants.  Each Warrant entitles the holder to purchase one common share in the capital of the Company (each, a "Warrant Share") at an exercise price of US$0.75 per Warrant Share, and is exercisable starting from the date of issuance until any time prior to 5:00 pm (Vancouver time) on the date that is 18 months from the date of issuance.
Documents Reviewed
In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:
•	the Company's Notice of Articles;
•	the Company's Articles (together with the Notice of Articles, the "Constating Documents");
•
certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, the form of subscription agreement to be entered into between the Company and purchasers of the Units, and the form of the certificate representing the Warrants, and

•	other documents as we have deemed relevant.

McMillan LLP ½ Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 ½ t 604.689.9111 ½ f 604.685.7084
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Vancouver ½ Calgary ½ Toronto ½ Ottawa ½ Montréal ½ Hong Kong ½ mcmillan.ca

July 1, 2019

In addition, we have relied upon a certificate (the "Officers' Certificate") of certain officers of the Company dated as of even date herewith as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above.  In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.
Assumptions, Limitations and Qualifications
Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:
•	the Units will be offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Offering Statement;
•
the Constating Documents of the Company in the forms reviewed by us are in full force and effect, and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment or other alteration, in each case since the date hereof;

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company;
•
we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures on documents examined by us, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

•
we have assumed that each of the statements made and certified in the Officers' Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof.  We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.
Our opinion is limited to law of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia).  We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.  In particular, we express no opinion as to United States federal securities laws.

July 1, 2019

Opinion
Based upon and subject to the foregoing, we are of the opinion that:
1.	the Units have been duly authorized by all necessary corporate action by the Company;
2.
the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued and sold in the manner and under the terms described in the Offering Statement, will be validly issued, fully paid and non-assessable;

3.
the Warrants have been duly authorized and, when issued and sold in accordance with and in the manner described in the Offering Statement, each Warrant will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, liquidation, fraudulent conveyance, or other similar law affecting creditors' rights, and subject to general principles of equity and to limitations on availability of equitable relief, including specific performance;

4.	the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable
Consent
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.
This opinion letter is furnished to you at your request in accordance with the requirements of Item 17(12) of Form 1-A in connection with the filing of the Offering Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.  No opinion is expressed as to the contents of the Offering Statement, other than the opinions expressly set forth herein relating to the Shares, the Warrants and the Warrant Shares.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Yours truly,

/s/ McMillan LLP